Filed Pursuant to Rule 433
Registration Nos. 333-276654
and 333-276654-06

Free Writing Prospectus dated November 4, 2026

Volkswagen Auto Lease Trust 2026-C

Issuing Entity

Volkswagen Auto Lease/Loan Underwritten Funding, LLC	VW Credit, Inc.
Depositor	Sponsor and Servicer

The depositor has prepared a preliminary prospectus dated November 4, 2026 which describes the notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	S&P Global Ratings	Fitch Ratings, Inc.
Class A-1 Notes	A-1+ (sf)	F1+sf
Class A-2-A Notes	AAA (sf)	AAAsf
Class A-2-B Notes	AAA (sf)	AAAsf
Class A-3 Notes	AAA (sf)	AAAsf
Class A-4 Notes	AAA (sf)	AAAsf

It is a condition to the issuance of the notes that, on the closing date, each class of notes receive at least the ratings listed above.

Underwriters

TD Securities	BofA Securities	Citigroup	Scotiabank

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-855-495-9846.